Exhibit 99.1

Noble Corporation 13135 Dairy Ashford, Suite 800 Sugar Land, Texas 77478

PRESS RELEASE

NOBLE CORPORATION COMPLETES COMBINATION WITH PACIFIC DRILLING

SUGAR LAND, TEXAS, April 16, 2021—Noble Corporation (“Noble”) today announced the completion of its acquisition of Pacific Drilling Company LLC (“Pacific Drilling”) effective on April 15, 2021. Pacific Drilling’s high specification ultra-deepwater drillship fleet further enhances Noble’s global position as an owner and operator of one of the most modern and technically advanced fleets in the offshore drilling industry.

Robert Eifler, President and Chief Executive Officer, said “I am very pleased to have closed this transaction quickly and am delighted to welcome our new employees, customers, and shareholders into the Noble family. This is an important step for Noble as we continue to strengthen our fleet and focus on delivering safe and efficient services to our global customers.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of 24 offshore drilling units, consisting of 12 drillships and semisubmersibles and 12 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is an exempted company incorporated in the Cayman Islands with limited liability with registered office at P.O. BOX 31327, Ugland House, S. Church Street, Georgetown, Grand Cayman, KY1-1104. Additional information on Noble is available at www.noblecorp.com.

NC-924

04/16/2021

For additional information, contact:

Craig Muirhead

Vice President – Investor Relations and Treasurer

Noble Corporation,

investors@noblecorp.com

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